                                                                         h(7)(i)

                         AMENDED AND RESTATED SCHEDULE A

                               WITH RESPECT TO THE

                 AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

                                       FOR

                                ING MUTUAL FUNDS

                                 CLASS Q SHARES

             FUND                                  MAXIMUM SERVICE FEE
             ----                                  -------------------
                                        (as a percentage of average daily net assets)
ING Emerging Countries Fund                             0.25%

ING Foreign Fund                                        0.25%

ING International SmallCap Growth Fund                  0.25%

ING Worldwide Growth Fund                               0.25%